Exhibit T3A.47

WK-213615

Certificate Of Incorporation

I, V. DAPHENE WHITELOCKE Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

CHC Cayman Investments I Ltd.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 4th day of July Two Thousand Eight

Given under my hand and Seal at George Town in the Island of Grand Cayman this 4th day of July Two Thousand Eight /s/ V. Daphene Whitelocke Assistant Registrar of Companies, Cayman Islands.